SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


      Date of Report (Date of Earliest Event Reported): December 31, 1998



                                  GO2NET, INC.
             (Exact Name of Registrant as Specified in its Charter)

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


       Delaware                                   0-22047                         91-1710182
(State or other jurisdiction of              (Commission File                   (IRS Employer
incorporation or organization)                    Number)                   Identification Number)

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    999 Third Avenue, Suite 4700
             Seattle, WA                             98104
  (Address of principal executive                 (Zip Code)
    offices)


        Registrant's telephone number, including area code (206) 447-1595










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Item 2.  Acquisition or Disposition of Assets.

         On December 31, 1998, Go2Net, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, WTO Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("WTO"), Web21, a California corporation ("Web21"), and Bert Fornaciari, the principal shareholder of Web21, pursuant to which WTO was merged with and into Web21 (the "Merger"). As a result of the Merger, Web21 became a wholly-owned subsidiary of the Company. It is intended that the Merger will be accounted for as a pooling of interests.

         In the Merger, all outstanding shares of Common Stock of Web21 and options to purchase Common Stock of Web21 were converted into 385,000 shares and options to purchase Common Stock, par value $.01 per share, of the Company at an Exchange Ratio of 0.06524. All outstanding options to purchase Common Stock of Web21 have been assumed by the Company.

         Under the terms of the Agreement and related Escrow Agreement dated as of December 31, 1998, an aggregate of 32,942 shares of Common Stock of the Company will be held in escrow for the purpose of indemnifying the Company against certain liabilities of Web21 and its principal stockholder. The escrow will expire on the earlier of (i) the date the Company has received a signed opinion from its independent auditors certifying the Company's financial statements for the fiscal year ending September 30, 1999 in connection with their completion of the audit of such financial statements, and (ii) the first anniversary of the Merger.



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Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

                  (a)      Financial Statements of Business Acquired

                           Financial  statements of Web21 are not required to be
filed with this report.

                  (b)      Pro Forma Financial Information

                           Pro forma financial information is not required to be
filed with this report.

                  (c)      Exhibits

                           2.1 Agreement and Plan of Merger dated as of December 31, 1998 by and among Go2Net, Inc., WTO Acquisition Corp., Web21 and Bert Fornaciari.


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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  GO2NET, INC.



Date:  January 12, 1999               By:/s/ Russell C. Horowitz
                                      -----------------------
                                      Russell C. Horowitz
                                      President and Chief Executive Officer







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